Exhibit 99.1
PRESS RELEASE

Contact:	Catherine Evans	Bob Wynne
	Investor Relations Catherine.evans@oracle.com	Corporate Communications bob.wynne@oracle.com
	(650) 506-4073	(650) 506-5834
Oracle Prices $5.75 Billion of Investment Grade Notes
REDWOOD SHORES, Calif., January 10, 2006 – Oracle Corporation today announced the pricing of its sale of $1.5 billion of Floating Rate Notes due 2009 (the “2009 Notes”), $2.25 billion of 5.00% Notes due 2011 (the “2011 Notes”) and $2.0 billion of 5.25% Notes due 2016 (the “2016 Notes”). The offering is expected to close on January 13, 2006.
The 2009 Notes will bear interest at a floating rate equal to three-month LIBOR plus 0.23% per year, the 2011 Notes will bear interest at the rate of 5.00% per year, and the 2016 Notes will bear interest at the rate of 5.25% per year. Interest will be payable quarterly on January 13, April 13, July 13 and October 13 for the 2009 Notes and semi-annually on January 15 and July 15 for the 2011 Notes and 2016 Notes.
Oracle intends to use the net proceeds from the offering to fund the purchase of Siebel Systems (expected to close on January 31, 2006 or shortly thereafter), for acquisition-related transaction costs and for general corporate purposes, including stock repurchases and other acquisitions.
The notes were sold in a private placement only to qualified institutional buyers in reliance on Rule 144A, under the Securities Act of 1933, as amended, and in offshore transactions pursuant to Regulation S under the Securities Act. The notes are not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Important Information
This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.